Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-138670 of our report dated March 30, 2006, relating to the consolidated financial statements of Alcatel and subsidiaries, appearing in the Annual Report on Form 20-F of Alcatel for the year ended December 31, 2005, as amended by Form 20-F/A (Amendment No.1) filed on August 4, 2006 and Form 20-F/A (Amendment No. 2) filed on August 7, 2006, and to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DELOITTE & ASSOCIÉS
Neuilly-sur-Seine, France
November 27, 2006